Exhibit 99.1

Friday, February 10, 2012, For Immediate Release

Press Release

Heartland Express, Inc. Announces Share Repurchase Authorization

NORTH LIBERTY, IOWA - February 10, 2012 - Heartland Express, Inc. (Nasdaq: HTLD) The Board of Directors of Heartland Express, Inc. announced today the authorization of the repurchase of up to 5,000,000 shares of its outstanding common stock. This replaces the existing repurchase authorization. The specific timing and amount of the repurchases will be determined by market conditions, cash flow requirements, securities law limitations, and other factors. Repurchases will continue from time to time, as conditions permit, until the number of shares authorized to be repurchased have been bought, or until the authorization to repurchase is terminated, whichever occurs first. The share repurchase authorization is discretionary and has no expiration date. The repurchase program may be suspended, modified, or discontinued at any time.

Heartland Express is an irregular route truckload carrier based in North Liberty, Iowa serving customers with shipping lanes throughout the United States. Heartland focuses on medium to short haul regional freight, offering shippers industry leading on-time service so they can achieve their strategic goals for their customers. More information about Heartland Express can be found on the company website at www.heartlandexpress.com.

The press release may contain forward-looking statements, which are based on information currently available. These statements and assumptions involve certain risks and uncertainties. Actual events may differ from these expectations as specified from time to time in filings with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statement to the extent it becomes aware that it will not be achieved for any reason.

For further information contact
Michael J. Gerdin, President and CEO
John P. Cosaert, ExecVP; CFO
Heartland Express, Inc.
319-626-3600